PRESS RELEASE

Playlogic Entertainment Inc,
reports first six months 2009 results

 PLAYLOGIC Q2 2009 NET REVENUES UP TO $3.5 MILLION
COMPARED TO $1.2 MILLION IN Q1 2009

Amsterdam / New York, August 14th, 2009 - Playlogic Entertainment, Inc. (Nasdaq OTC: PLGC.OB) announced today its results for the first six months 2009, ended June 30.

Net revenues
During the first six months of 2009 we have released 5 new titles: Age of Pirates II: City of Abandoned Ships (PC), Vertigo (Wii™, PC), Pool Hall Pro (Wii, PC), Sudoku Ball™ Detective (Wii, Nintendo DS™) and our first Xbox 360® title Infernal: Hells Vengeance; a total of 8 SKU’s. Five of these SKU’s have only been released in Europe during the first and second quarter of 2009. Based on our revenue recognition policy we have only recognized shipments that have been fully delivered to the customer. As of quarter end we have several shipments in process, to be delivered in July, and therefore not recognized as revenue.

For the first six months, ended June 30, net revenues showed $4.7 million, compared with $8.3 million in the same period of 2008. During the first 6 months of 2008 we had released 7 titles, including Obscure II, one of our best selling titles to date. For the three months ended June 30, 2009, net revenues showed $3.5 million compared to $4.3 million in the same period of 2008.

USA office
As previously announced, we have established an office in Minnesota, United States, which has become operational during the second quarter. The first deliveries took place already and we expect that our USA presence will substantially increase our global sales. We have a signed agreement with U&I Entertainment, a company that has access to over 12,000 stores (Wal-Mart, Best Buy, Target, GameStop, Amazon) in North America.

Gross profit
Gross profit for the first six months of 2009 showed $1.7 million, compared with $4.4 million in the first six months of 2008. The decrease in gross profit is due to the change in our portfolio. In prior year, we have released most games on PC and only some on console. This year the main platforms are Wii, DS, DSi™ PSP™, Xbox 360 and PLAYSTATION®3). The cost of goods for the first 6 months of 2009 includes license fees paid to the platform holders (Sony, Microsoft and Nintendo). For the 2nd quarter of 2009 gross profit showed $1.3 million compared with $2.2 million in the 2nd quarter of 2008.

Operating result
As the company is focusing on console titles, marketing expenses have increased during the first 6 months of 2009 compared to the same period of 2008. We have visited the E3 show in Los Angeles in June 2009 to present our remaining line-up for 2009, focusing on the release of Obscure: The Aftermath (PSP™), Aliens in the Attic (Wii, DS, PS2, PC) and Fairytale Fights®, which will be released for PLAYSTATION®3 and Xbox 360 in the fourth quarter of 2009. As a result our operating result for the first six months of 2009 showed a loss of $2.7 million compared with a profit of $1.2 million in the first six months of 2008. For the 2nd quarter of 2009 the operating result showed a loss of $1.3 million compared with a profit of $0.5 million in the 2nd quarter of 2008.

Net Profit/Loss
Net result for the first six months of 2009 showed a loss of $3.3 million compared with a profit of $1.0 million in the same period of 2008. For the 2nd quarter of 2009 Playlogic made a net loss of $1.6 million compared to a profit of $0.3 million in the 2nd quarter of 2008.

EPS
Earnings per share for the first six months showed a loss of $0.07compared with a profit of $0.03in the first six months of 2008. For the 2nd quarter of 2009 earnings per share showed a loss of $0.03 compared with a profit of $0.01 in the same period in 2008.

Outlook 2009
Based on our releases in the second half of 2009, which includes titles such as the 20th Century Fox license Aliens in the Attic (Wii, DS, PS2 and PC), Obscure; The Aftermath (PSP) and Fairytale Fights (PS3, Xbox 360), Playlogic expects net revenue for the full year 2009 in the range of $30-$40 million ($9 million in 2008), and net profit between $5.5 million and $7.5 million ($0.12 to $0.17 per share). As previously communicated, our US office will drive a substantial part of our 3rd and 4th quarter revenue.

Fairytale Fights© and trademark are the (registered) property of Playlogic International N.V. All rights reserved. Playlogic is the registered trademark of Playlogic International N.V.

Xbox, Xbox 360 and Xbox LIVE are trademarks of the Microsoft group of companies. "[Missing Graphic Reference]" , “PLAYSTATION”, "PlayStation" and [Missing Graphic Reference] are trademarks or registered trademarks of Sony Computer Entertainment Inc. Wii, Nintendo DS and Nintendo DSi are trademarks of Nintendo.

ABOUT PLAYLOGIC:
Playlogic Entertainment, Inc. is an independent worldwide publisher of entertainment software for consoles, PCs, handhelds, mobile devices, and other digital media. Playlogic distributes its products through all available channels, online and offline. Playlogic, who currently has approximately 110 employees, is listed on Nasdaq OTC under the symbol "PLGC.OB" and is headquartered in New York, USA and Amsterdam, the Netherlands. Its in-house game development studio “Playlogic Game Factory” is based in Breda (the Netherlands).

Playlogic's portfolio includes games that are being developed by several teams at the Playlogic Game Factory, as well as games developed by a number of studios throughout the world with approximately 400 people of external development staff. The Playlogic Game Factory also develops first party titles for Sony Computer Entertainment Europe (SCEE).

Playlogic publishes quality games, working with leading technology to produce digital entertainment from concept to finished product. Playlogic plans to publish 12 titles, on several platforms, during 2009.

FORWARD LOOKING STATEMENTS:
This release contains statements about PLAYLOGIC's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to PLAYLOGIC'S business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to PLAYLOGIC on the date of this release, and PLAYLOGIC assumes no obligation to update such statements.

FOR MORE INFORMATION
Playlogic International
Loana Leatomu
T: +31 20 676 03 04
E: lleatomu@playlogicint.com

For further information about Playlogic, the games she publishes and develops, artwork and press information, please visit our press section on www.playlogicgames.com